Exhibit 99.1

JETBLUE AIRWAYS REPORTS MAY TRAFFIC
New York, NY (June 10, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for May 2016. Traffic in May increased 10.7 percent from May 2015, on a capacity increase of 12.1 percent.

Load factor for May 2016 was 84.6 percent, a decrease of 1.1 points from May 2015. JetBlue’s preliminary completion factor was 99.6 percent and its on-time (1) performance was 80.7 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of May decreased approximately seven percent year over year. For the second quarter of 2016, RASM is expected to decrease between seven and a half and eight and a half percent year over year, toward the lower end of prior expectations.

As we continue to assess the fuel and revenue environments, JetBlue is lowering its full year capacity guidance and now expects year over year available seat mile growth in 2016 to be between 8.0 and 9.5 percent, down from prior guidance of 8.5 to 10.5 percent.
JETBLUE AIRWAYS TRAFFIC RESULTS

	May 2016	May 2015	% Change
Revenue passenger miles (000)	3,838,752	3,468,055	10.7%
Available seat miles (000)	4,537,104	4,048,048	12.1%
Load factor	84.6%	85.7%	-1.1 pts.
Revenue passengers	3,244,635	2,957,534	9.7%
Departures	28,852	26,594	8.5%
Average stage length (miles)	1,081	1,074	0.7%

	Y-T-D 2016	Y-T-D 2015	% Change
Revenue passenger miles (000)	18,575,026	16,551,261	12.2%
Available seat miles (000)	22,038,078	19,504,498	13.0%
Load factor	84.3%	84.9%	-0.6 pts.
Revenue passengers	15,492,396	13,975,004	10.9%
Departures	137,838	126,604	8.9%
Average stage length (miles)	1,104	1,091	1.2%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 96 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit JetBlue.com.

CONTACTS
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